Exhibit 99.1

Verisk Analytics Closes on $990 Million Revolving Credit Facility

JERSEY CITY, N.J., October 21, 2014 — Verisk Analytics, Inc. (Nasdaq:VRSK), a leading source of information about risk, announced today it has exercised an expansion feature under its revolving credit facility to increase the total facility to $990 million and extend the maturity until October 2019. Prior to this amendment, the facility totaled $975 million with a maturity date of October 2018.

The committed facility is available for general corporate purposes, including the company’s acquisition program.

About Verisk Analytics

Verisk Analytics (Nasdaq:VRSK) is a leading provider of information about risk to professionals in insurance, healthcare, financial services, government, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on vast industry expertise and unique proprietary data sets to provide predictive analytics and decision support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets. For more information, visit www.verisk.com.

Contact:

Media	Investor Relations

Rich Tauberman	Eva Huston

MWW Group (for Verisk Analytics) 202-600-4546 rtauberman@mww.com	Senior Vice President, Treasurer, and Chief Knowledge Officer Verisk Analytics, Inc. 201-469-2142 eva.huston@verisk.com

David Cohen Director, Investor Relations and Business Analytics Verisk Analytics, Inc. 201-469-2174 david.e.cohen@verisk.com